UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/08/2006

American Technology Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24248

Delaware	87-0361799
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

15378 Avenue of Science, Ste 100,
San Diego, California 92128
(Address of principal executive offices, including zip code)

(858) 676-1112
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On December 8, 2006 American Technology Corporation (the "Company") announced that it is conducting a voluntary review of its historical stock option and stock grants. The Audit Committee of the Company's Board of Directors, comprised of three independent board members, is leading the review.

Option grants from the fiscal years ended September 30, 1998 to September 30, 2006 are being reviewed by the Audit Committee with the assistance of outside counsel. While the review is not complete, a preliminary determination has been made that measurement dates for accounting purposes may differ from recorded dates used for certain grants made from fiscal 1998 to fiscal 2004. While the review is ongoing, the information the Company has reviewed to date does not indicate misconduct or fraud by any member of the Company's current management. The Company has not yet determined the appropriate non-cash adjustments to compensation expense or adjustments to the related tax effects of previous stock option and stock grants. However, depending on the results of the review, a material adjustment to the Company's financial statements may be required. The Company expects to incur incremental legal and accounting fees related to this review that will increase its general and administrative costs in the near term.

The Company's annual report for its fiscal year ended September 30, 2006 is due to be filed with the Securities and Exchange Commission on or before December 14, 2006. While the Audit Committee is working to complete its review as quickly as possible, the Company believes it is likely that the process will not be completed in a manner that will allow the annual report on Form 10-K to be filed by that date.

The Company issued a press release on December 8, 2006 announcing that it was conducting the review of its stock option and stock grant practices. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.
Exhibit
Number                 Description of Exhibit
99.1                 Press Release, dated December 8, 2006, issued by American Technology Corporation.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Technology Corporation

Date: December 08, 2006	By:	/s/ Thomas R. Brown
Thomas R. Brown
Chief Executive Officer, President and Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release Dated 12-8-06